Exhibit 2.4(d)

ADDENDUM #3

TO

AMENDED AND RESTATED

SHARED ACQUISITION AND OPERATING AGREEMENT

This Addendum #3 to the Amended and Restated Shared Acquisition and Operating Agreement (this “Addendum”) by and among ARP Eagle Ford, LLC, a Texas limited liability company (“ARP Purchaser”), Atlas Growth Eagle Ford, LLC, a Texas limited liability company (“AGP Purchaser”), and Atlas Eagle Ford Operating Company, LLC, a Texas limited liability company (“Contract Operator”), is executed effective as of September 30, 2015. Capitalized terms used but not defined herein have the meanings given to them in that certain Amended and Restated Shared Acquisition and Operating Agreement, effective September 24, 2014, by and between ARP Purchaser and AGP Purchaser, as amended by that certain addendum dated March 31, 2015 (“Addendum 1”), as further amended by that certain addendum dated July 1, 2015 (“Addendum 2” and, together with Addendum 1, the “Agreement”).

WHEREAS, ARP Purchaser and AGP Purchaser entered into a Purchase and Sale Agreement, dated September 24, 2014, as amended by those certain amendments dated October 27, 2014 and March 31, 2015 (the “PSA”), to acquire certain assets (as described in the PSA, the “Assets”) from Cima Resources, LLC and Cinco Resources, Inc. (the “Sellers”);

WHEREAS, the Parties entered into the Agreement to set forth the rights and obligations of each Party with respect to the acquisition and operation of the Assets; and

WHEREAS, pursuant to the Agreement, AGP Purchaser is obligated to make deferred purchase price payments to Sellers of $16.2 million (“Deferred Payment No. 1”) and $20.1 million (“Deferred Payment No. 2” and, together with Deferred Payment No. 1, the “Deferred Payments”) on September 30, 2015 and December 31, 2015, respectively (the “Payment Dates”);

WHEREAS, AGP Purchaser has determined that it will not make the Deferred Payments to Sellers;

WHEREAS, pursuant to Section 2.3 of the Operating Agreement, if AGP Purchaser fails to make any of the Deferred Payments, and ARP Purchaser makes such Deferred Payments on behalf of AGP Purchaser, AGP Purchaser shall assign to ARP Purchaser a portion of the Assets designated by ARP Purchaser with an allocated value equal to the amount paid by ARP Purchaser on behalf of AGP Purchaser;

WHEREAS, AGP Purchaser desires to have ARP Purchaser pay, and ARP Purchaser

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desires to pay, the Deferred Payments to Sellers, and to have AGP Purchaser assign to ARP Purchaser certain of the Assets (the “Assigned Assets”), which have an allocated value approximately equal to the amount paid by ARP Purchaser on behalf of AGP Purchaser, as contemplated by Section 2.3 of the Operating Agreement (the “Transaction”);

WHEREAS, the allocated value of the Assigned Assets exceeds the aggregate amount of the Deferred Payments by $856,912 (the “Excess Allocation Amount”), which shall be paid by ARP Purchaser to AGP Purchaser; and

WHEREAS, the Parties desire to enter into this Addendum to supplement the Agreement and to set the certain terms and conditions upon which the Parties shall effect the Transaction.

NOW THEREFORE, in consideration of the terms and conditions set forth in this Addendum and the Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.1 Deferred Payments under PSA.  ARP Purchaser hereby assumes the obligations of AGP Purchaser under the PSA to pay, and shall pay on behalf of AGP Purchaser, each of the Deferred Payments to Sellers on or prior to their respective Payment Dates in accordance with the terms and conditions of the PSA. Simultaneous with the execution of this Agreement, AGP Purchaser and ARP Purchaser shall execute the Assignment, Bill of Sale and Conveyance attached hereto as Exhibit A, pursuant to which AGP Purchaser shall assign to ARP Purchaser the Assigned Assets as set forth on Exhibit B hereto.

1.2Payment of Excess Allocation Amount.  Upon assignment of the Assigned Assets from AGP Purchaser to ARP Purchaser in accordance with the terms hereof, ARP Purchaser shall pay in immediately available funds to AGP Purchaser an amount equal to the Excess Allocation Amount.

1.3Amendment.  The Well list on Exhibit C to Addendum 2 is hereby amended and replaced in its entirety as set forth on Exhibit C attached hereto, which exhibit identifies the property owned by each of ARP Purchaser and AGP Purchaser and the proposed wells as currently configured.

1.4Agreement Remains in Effect.  The Parties hereby ratify and approve the Agreement, as amended hereby, and acknowledge and agree that, except as hereby amended, the Agreement shall remain in full force and effect.

1.5 Applicable Law; Jurisdiction. This Addendum shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any disputes arising out of or related to this Addendum (other than those expressly provided to be resolved otherwise) will be subject to the exclusive jurisdiction and venue of the state courts in Tarrant County, Texas and in the United States District Court located in such county, and each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waives, to the

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fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such dispute in any such court or that any such dispute has been brought in an inconvenient forum.

1.6  Counterparts. This Addendum may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

1.7Severability.  Any term or provision of this Addendum that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Addendum or affecting the validity or enforceability of any of the terms or provisions of this Addendum in any other jurisdiction. If any provision of this Addendum is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

[signature page follows]

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IN WITNESS WHEREOF, this Addendum has been signed by each of the Parties to be effective for all purposes as of the date first written above.

ARP Purchaser

ARP Eagle Ford, LLC

    By: /s/ Brad Eubanks_______________________

Name:   Brad Eubanks

Title:   Vice President of Land

[Signature Page to Addendum No. 3 to Amended and Restated Shared Acquisition and Operating Agreement]

IN WITNESS WHEREOF, this Addendum has been signed by each of the Parties to be effective for all purposes as of the date first written above.

AGP Purchaser

Atlas Growth Eagle Ford, LLC

By: /s/ William Ulrich__________

Name: William Ulrich

Title: Vice President of Corporate Development

[Signature Page to Addendum No. 3 to Amended and Restated Shared Acquisition and Operating Agreement]

IN WITNESS WHEREOF, this Addendum has been signed by each of the Parties to be effective for all purposes as of the date first written above.

Contract Operator

Atlas Eagle Ford Operating Company, LLC

By: /s/ Mark Schumacher___________

Name: Mark Schumacher

Title:    President

[Signature Page to Addendum No. 3 to Amended and Restated Shared Acquisition and Operating Agreement]